Exhibit 10.45

[date]

[name]

[address]

Dear [name]:

On behalf of Henry Schein, Inc. (the “Company”), this letter will serve to confirm our offer to you of the position of [title], reporting to [name], the Company’s [title].

Below I have outlined the compensation and benefit components of our offer:

1.	Base salary of $[xx] per annum, payable on a bi-weekly basis. You will be eligible for your first salary review as of the end of March 20[xx].

2.

For the balance of 20[xx], you will be eligible for an annual target bonus of up to [xx]% based on your achievement of agreed upon goals and objectives established with [name]. [For 20[xx], we will guarantee $[xx] of the bonus which will be pro-rated based upon your start date. This bonus is payable in March 20[xx]. Thereafter, ] [y]our goals, objectives and performance bonus targets will be developed on an annual, ongoing basis.

3.

You will also be eligible to participate immediately in the Company’s 401(k) Retirement Plan and other benefit programs including medical, dental, vision, life insurance, disability and other plans. A Benefits Program Summary is enclosed for your review.

4.

[You will be eligible for the Company’s relocation package (guidelines attached), which relocation should be undertaken within a reasonable time period after commencement of your employment with the Company. The relocation must be coordinated through the Company’s authorized outside relocation assistance firm. All reimbursable costs and/or items for direct payment must be substantiated by actual receipts or other similar documentation.]

5.

[So long as you are actively employed with the Company, within [xx] of your start date, you will receive a Sign-On Bonus of $[xx], less appropriate tax withholdings.] [You will be entitled to a Sign-On Bonus of $[xx], less appropriate tax withholding once you complete [xx] of service.] If you leave the Company within [xx] months of your start date, you will reimburse the Company for the entire Sign-On amount.

6.

You will also be eligible to participate in Henry Schein’s Long Term Incentive (LTl) program. The LTl program currently consists of awards of [type of equity award(s)]. Your first award, which will be made following [date], will have a grant-date expected value of at least $[xx], provided in equal dollar amounts of [type of equity award(s)]. The actual number of [type of equity award(s)] will be determined on the grant date. The grant date is [xx]. In the future, you will be eligible to participate in the Company’s LTl program, or any successor equity award program offered by the Company.

7.

By your execution of this letter agreement in the space provided, and in consideration of your employment with the Company and the compensation and benefit elements comprising such employment offer as set forth above, you acknowledge, covenant, understand and agree as follows:

a.

The Company’s policy of employment prohibits you from taking any confidential or proprietary information with you from your current or any former employer, and you acknowledge that you have not done so and that the Company has actively discouraged you from doing so.

b.

The Company’s policy of employment prohibits you from using any such confidential information to the detriment of any former employer in anticipation of, or when you are actually in, the employ of the Company, and, accordingly, you may not use any proprietary or confidential documents or information from any prior employer while employed by the Company.

c.

You represent that to the best of your knowledge, you do not have any written or oral employment or other agreements with any previous employer or other entity which would prevent you from (i) fully and openly being employed by the Company, or (ii) giving your full time and best efforts to such employment, or (iii) actively and aggressively pursuing your duties and responsibilities on behalf of the Company.

d.

If at any time or for any reason, after joining the Company, you should leave its employ, then for a period of 12 months thereafter, you will not solicit, interfere with or endeavor to cause (i) any employee of the Company to leave his or her employment with the Company, or (ii) any customer or client of the Company to cease doing business with the Company or to do business with any business enterprise or entity which provides products or services that are competitive with those provided by the Company.

e.

During your employment with the Company and for a period of 12 months after your departure from the Company, whether by resignation or termination for “cause” (as used herein, “cause” is defined as being terminated for (i) committing an act of fraud, dishonesty, embezzlement or misappropriation, or (ii) committing a crime involving an act of moral turpitude, or (iii) materially failing to perform your duties as an employee of the Company), you will not, directly or indirectly, individually or as an employee, agent, owner, partner, joint venturer, shareholder of more than two (2%) percent of stock, officer or director, whether for financial remuneration or not, engage or act in or on behalf of any business or entity which provides products or services that are competitive with those provided by the Company.

It is important to understand that our Company does not offer employment on a fixed term or guaranteed basis and the representations in this letter and those discussed in our meetings and phone conversations with you should not be construed in any manner as a proposed contract for any fixed term of employment. In addition, please note that the Company has a policy, when, as and if the Company deems it appropriate, of: a) verifying compensation representations made to it by offerees by requesting substantiating documentation of an offeree’s recent total annual compensation; b) validating academic and professional credentials; and c) validating prior work experience. Finally, you should know that our employment application process entails drug screening and criminal background investigation elements, as well as reference checks with business and professional associates of yours, and this offer of employment is contingent on the Company’s obtaining satisfactory reports with respect thereto.

Please contact me at your earliest convenience when you are in a position to respond to our offer and to discuss an expected start date. If you have any questions or desire further information, feel free to contact me at [xx].

Please acknowledge your acceptance of this offer by signing a copy of this letter and returning it to me.

We look forward to having you join Team Schein.

Henry Schein, Inc.

By:
Name:
Title:

Accepted by:

Date

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